                                                                     EXHIBIT 12

                            HEWLETT-PACKARD COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                         (in millions, except ratios)

                                FOR THE
                          THREE MONTHS ENDED
                              JANUARY 31             YEAR ENDED OCTOBER 31,
                          -------------------  -------------------------------------
                            1998      1997      1997    1996    1995    1994   1993
                          --------- ---------  ------  ------  ------  ------ ------
Pre-tax income from
 continuing operations..     $1,327    $1,303  $4,455  $3,694  $3,632  $2,423 $1,783
Minority interest in the
 income of subsidiaries
 with fixed charges.....          4        10      39      38      29      17     11
Undistributed (earnings)
 or loss of equity
 investees..............          9        (3)     (6)    (62)    (47)      4      6
Fixed charges:
  Interest expense and
   amortization of debt
   discount and premium
   on all indebtedness..         67        54     215     327     206     155    121
  Interest included in
   rent.................         38        33     139     126     111     104    102
                          --------- ---------  ------  ------  ------  ------ ------
    Total fixed charges.        105        87     354     453     317     259    223
Earnings before income
 taxes, minority
 interest, undistributed
 earnings or loss of
 equity investees and
 fixed charges..........     $1,445    $1,397  $4,842  $4,123  $3,931  $2,703 $2,023
                          ========= =========  ======  ======  ======  ====== ======
Ratio of earnings to
 fixed charges..........       13.8      16.1    13.7     9.1    12.4    10.4    9.1
                          ========= =========  ======  ======  ======  ====== ======

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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.